Exhibit 23.3
                                     Consent

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Checkpoint Systems, Inc.
101 Wolf Drive
P.O. Box 188
Thorofare, NJ  08086  USA

21 May, 1996


Dear Sirs:


We consent to the incorporation by reference in the amendment to the registration statement dated May 21, 1996, on Form S-3 of Checkpoint Systems, Inc. of our report dated February 13, 1996, with respect to the consolidated balance sheet of Actron Group Limited and subsidiaries as of November 30, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows of the eleven-month period ended November 30, 1995, which report appears in the Form 8-K/A of Checkpoint Systems, Inc. dated February 15, 1996.




Yours faithfully,

KPMG



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